Exhibit 99.1

Contact:	Robert M. Gorman - (804) 523-7828

Executive Vice President / Chief Financial Officer

UNION BANKSHARES REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

Richmond, Va., January 20, 2016 - Union Bankshares Corporation (the “Company” or “Union”) (NASDAQ: UBSH) today reported net income of $17.8 million and earnings per share of $0.40 for its fourth quarter ended December 31, 2015. For the year ended December 31, 2015, net income was $67.1 million and earnings per share was $1.49.

“Union delivered solid earnings in the fourth quarter despite the impact of OREO valuation adjustments related to two long held properties recorded during the period,” said G. William Beale, president and chief executive officer for Union Bankshares Corporation. “During the fourth quarter and throughout 2015, we made measurable progress towards our strategic growth objectives that will enable Union to consistently generate profitable growth for our shareholders through the combination of net loan, core deposit and household growth and our efforts to improve efficiency. During the quarter, loans grew by 9.2% while deposits grew by 10% on an annualized basis as our commercial, retail, wealth management and mortgage teams continue to work together to attract new customers while deepening our relationships with existing customers.

Looking forward to 2016, we remain focused on leveraging Union’s unique franchise for sustainable growth and to deliver top-tier financial performance for our shareholders over the long-term. We are also working to enhance and upgrade our infrastructure to support initiatives that will result in an increased rate of organic growth while improving operating efficiency across the Company.”

Select highlights for the fourth quarter include:

•	Net income for the community bank segment was $17.9 million, or $0.40 per share, for the fourth quarter, compared to $18.2 million, or $0.40 per share, for the third quarter. Operating earnings(1) for the community bank segment for the year ended December 31, 2015 was $67.3 million, or $1.49 per share, compared to operating earnings(1) of $69.4 million, or $1.50 per share, for the year ended December 31, 2014.
•	The mortgage segment reported a net loss of $90,000 for the fourth quarter, a decline from net income of $59,000 for the third quarter. The mortgage segment reported a net loss of $202,000 for the year ended December 31, 2015 compared to a net loss of $3.5 million for the year ended December 31, 2014.
•	Fourth quarter net income includes after-tax valuation adjustments on other real estate owned (“OREO”) totaling $2.7 million, or $0.06 per share, related to updated appraisals on two large OREO properties.
•	As previously announced, the Company sold its credit card portfolio in the fourth quarter, resulting in an after-tax benefit of $805,000.
•	Period end loans held for investment grew $127.8 million, or 9.2% (annualized), from September 30, 2015, while average loans increased $87.2 million, or 6.3% (annualized), during the quarter. Adjusted for the sale of the credit card portfolio, loan balances increased $349.7 million, or 6.6%, from December 31, 2014.
•	Period-end deposits increased $145.1 million, or 10.0% (annualized), from September 30, 2015 and increased $325.2 million, or 5.8%, from December 31, 2014. Average deposits increased $91.3 million, or 6.3% (annualized), during the quarter.

(1) For a reconciliation of the non-GAAP measures operating earnings and earnings per share (“EPS”), see “Alternative Performance Measures (non-GAAP)” section of the Key Financial Results.

NET INTEREST INCOME

Tax-equivalent net interest income was $64.9 million, a decrease of $788,000 from the third quarter, primarily driven by lower earning asset yields and reduced levels of net accretion related to acquisition accounting. The fourth quarter tax-equivalent net interest margin decreased 10 basis points to 3.76% from 3.86% in the previous quarter. Core tax-equivalent net interest margin (which excludes the 7 basis point impact of acquisition accounting accretion) declined by 8 basis points to 3.69% from 3.77% in the previous quarter. The decrease in the core tax-equivalent net interest margin was principally due to the 9 basis point decline in interest-earning asset yields outpacing the 1 basis point reduction in cost of funds. Of the 9 basis point decline in interest-earning asset yields, 4 basis points related to the sale of the credit card portfolio in the fourth quarter. The remainder of the decline in interest-earning asset yields was primarily driven by lower loan yields on new and renewed loans and lower levels of loan fees recorded in the current quarter.

The Company continues to believe that core net interest margin will decline modestly over the next several quarters as decreases in interest-earning asset yields are projected to outpace any further declines in interest-bearing liabilities rates.

The Company’s fully taxable equivalent net interest margin includes the impact of acquisition accounting fair value adjustments. During the fourth quarter, net accretion related to acquisition accounting declined by $243,000, or 2 basis points within tax-equivalent net interest margin, from the prior quarter to $1.4 million for the quarter ended December 31, 2015. The third and fourth quarters of 2015, the full year 2015, and remaining estimated net accretion impact are reflected in the following table (dollars in thousands):

	Accretion		Accretion (Amortization)
	Loan	Certificates of Deposit	Borrowings	Total

For the quarter ended September 30, 2015	$1,364	$154	$87	$1,605
For the quarter ended December 31, 2015	1,300	-	62	1,362
For the year ended December 31, 2015	4,355	1,843	424	6,622
For the years ending:
2016	3,801	-	271	4,072
2017	3,738	-	170	3,908
2018	3,095	-	(143)	2,952
2019	2,442	-	(286)	2,156
2020	1,960	-	(301)	1,659
Thereafter	10,576	-	(5,622)	4,954

ASSET QUALITY/LOAN LOSS PROVISION

Overview

During the fourth quarter, the Company experienced declines in nonaccrual loan levels and other real estate owned balances from the prior quarter and the prior year end. Excluding the $4.2 million in valuation adjustments recorded in the current quarter related to updated appraisals on two large OREO properties, the OREO balance declined $2.6 million, or 11.6%, from the prior quarter. The loan loss provision of $2.0 million was consistent with the prior quarter and decreased $2.5 million from the prior year’s fourth quarter due to lower levels of net charge-offs and continued improvements in asset quality. The allowance for loan losses increased $778,000 from the prior quarter due to loan growth.

All nonaccrual and past due loan metrics discussed below exclude purchased credit impaired loans (“PCI”) totaling $73.7 million (net of fair value mark).

Nonperforming Assets (“NPAs”)

At December 31, 2015, nonperforming assets totaled $27.2 million, a decrease of $20.1 million, or 42.5%, from December 31, 2014 and a decline of $7.8 million, or 22.3%, from September 30, 2015. In addition, NPAs as a percentage of total outstanding loans declined 41 basis points from 0.89% a year earlier and decreased 15 basis points from 0.63% last quarter to 0.48% in the current quarter. The following table shows a summary of asset quality balances at the quarter ended (dollars in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
Nonaccrual loans, excluding PCI loans	$11,936	$12,966	$9,521	$17,385	$19,255
Foreclosed properties	11,994	18,789	18,917	21,727	23,058
Former bank premises	3,305	3,305	3,305	3,707	5,060
Total nonperforming assets	$27,235	$35,060	$31,743	$42,819	$47,373

The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
Beginning Balance	$12,966	$9,521	$17,385	$19,255	$20,279
Net customer payments	(1,493)	(1,104)	(4,647)	(2,996)	(4,352)
Additions	2,344	5,213	581	4,379	7,413
Charge-offs	(1,245)	(541)	(2,171)	(3,107)	(1,839)
Loans returning to accruing status	(402)	(123)	(919)	(53)	(2,246)
Transfers to OREO	(234)	-	(708)	(93)	-
Ending Balance	$11,936	$12,966	$9,521	$17,385	$19,255

During the fourth quarter, the additions to nonaccrual loans were comprised of several smaller credit relationships.

The following table shows the activity in OREO for the quarter ended (dollars in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
Beginning Balance	$22,094	$22,222	$25,434	$28,118	$37,754
Additions of foreclosed property	234	1,082	904	158	367
Additions of former bank premises	1,822	-	-	402	63
Capitalized improvements	-	9	243	56	424
Valuation adjustments	(4,229)	(473)	(710)	(590)	(381)
Proceeds from sales	(4,894)	(767)	(3,511)	(2,748)	(11,362)
Gains (losses) from sales	272	21	(138)	38	1,253
Ending Balance	$15,299	$22,094	$22,222	$25,434	$28,118

During the fourth quarter, the majority of additions to OREO were related to former bank premises, which were subsequently sold in the fourth quarter. Additional sales of OREO were primarily related to residential real estate.

Past Due Loans

Past due loans still accruing interest totaled $42.9 million, or 0.76% of total loans, at December 31, 2015 compared to $48.1 million, or 0.90%, a year ago and $27.5 million, or 0.50%, at September 30, 2015. At December 31, 2015, loans past due 90 days or more and accruing interest totaled $5.8 million, or 0.10% of total loans, compared to $10.0 million, or 0.19%, a year ago and $5.2 million, or 0.09%, at September 30, 2015.

Net Charge-offs

For the fourth quarter, net charge-offs were $1.2 million, or 0.09% on an annualized basis, compared to $4.2 million, or 0.31%, for the same quarter last year and $1.0 million, or 0.07%, for the third quarter of 2015. For the year ended December 31, 2015, net charge-offs were $7.6 million, or 0.13%, compared to $5.6 million, or 0.10%, in the prior year.

Provision

The provision for loan losses for the current quarter was $2.0 million, a decrease of $2.5 million compared to the same quarter a year ago and consistent with the previous quarter. The decrease in provision for loan losses in the current quarter compared to the prior year was driven by reduced levels of net charge-offs during the current quarter and continued improvements in asset quality.

Allowance for Loan Losses

The allowance for loan losses (“ALL”) increased $778,000 from September 30, 2015 to $34.0 million at December 31, 2015 primarily due to loan growth during the quarter. The allowance for loan losses as a percentage of the total loan portfolio was 0.60% at December 31, 2015, 0.60% at September 30, 2015, and 0.61% at December 31, 2014. The ALL as a percentage of the total loan portfolio, adjusted for purchase accounting (non-GAAP), was 0.98% at December 31, 2015, a decrease from 1.01% from the prior quarter and a decrease from 1.08% from the quarter ended December 31, 2014. In acquisition accounting, there is no carryover of previously established allowance for loan losses, as acquired loans are recorded at fair value.

The nonaccrual loan coverage ratio was 285.3% at December 31, 2015, compared to 256.6% at September 30, 2015 and 168.2% at December 31, 2014. The current level of the allowance for loan losses reflects specific reserves related to nonperforming loans, current risk ratings on loans, net charge-off activity, loan growth, delinquency trends, and other credit risk factors that the Company considers important in assessing the adequacy of the allowance for loan losses.

NONINTEREST INCOME

Noninterest income increased $291,000, or 1.7%, to $17.0 million for the quarter ended December 31, 2015 from $16.7 million in the prior quarter. Customer-related fee income increased $113,000, primarily driven by higher overdraft fees. Other improvements in the current quarter included increased gains on sales of securities of $738,000 from the prior quarter as well as a $300,000 other-than-temporary impairment charge recognized in the prior quarter on a municipal security in the available-for-sale portfolio. Mortgage banking income declined $445,000, or 16.9%, from the prior quarter, related to decreased mortgage loan originations. Mortgage loan originations decreased by $35.1 million, or 23.7%, in the current quarter to $113.0 million from $148.1 million in the third quarter. Of the loan originations in the current quarter, 36.2% were refinances, which was an increase from 32.3% in the prior quarter.

NONINTEREST EXPENSE

Noninterest expense increased $1.2 million, or 2.2%, to $54.5 million for the quarter ended December 31, 2015 from $53.3 million in the prior quarter. OREO and credit-related costs increased $3.2 million due to $4.2 million in valuation adjustments recorded in the current quarter related to updated appraisals on two large OREO properties. Excluding the $4.2 million in OREO valuation adjustments, noninterest expense decreased $3.1 million, or 5.8%, compared to the prior quarter. This net decrease in noninterest expense is primarily attributable to reduced professional fees of $689,000; declines in salary and benefit expenses of $566,000 primarily related to lower group insurance costs; lower OREO and credit-related expenses of $523,000 due to reductions in OREO, foreclosure, and credit-related legal expenses as well as higher gains on sales of OREO property; declines in other loan-related expenses of $422,000; and reductions in marketing expenses of $406,000 related to the timing of advertising campaigns.

BALANCE SHEET

At December 31, 2015, total assets were $7.7 billion, an increase of $99.0 million from September 30, 2015 and an increase of $334.6 million from December 31, 2014. The increase in assets was mostly related to loan growth.

At December 31, 2015, loans held for investment were $5.7 billion, an increase of $127.8 million, or 9.2% (annualized), from September 30, 2015, while average loans increased $87.2 million, or 6.3% (annualized), from the prior quarter. Adjusted for the sale of the credit card portfolio, loans held for investment increased $349.7 million, or 6.6%, from December 31, 2014, while average loans increased $254.2 million, or 4.9%, from the prior year.

At December 31, 2015, total deposits were $6.0 billion, an increase of $145.1 million, or 10.0% (annualized), from September 30, 2015, while average deposits increased $91.3 million, or 6.3% (annualized), from the prior quarter. Total deposits increased $325.2 million, or 5.8%, from December 31, 2014, while average deposits increased $92.7 million, or 1.6%, from the prior year.

At December 31 and September 30, 2015, respectively, the Company had a common equity Tier 1 capital ratio of 10.55% and 10.75%, a Tier 1 capital ratio of 11.94% and 12.16%, a total capital ratio of 12.46% and 12.69%, and a leverage ratio of 10.68% and 10.80%.

The Company’s common equity to asset ratio at December 31, 2015, September 30, 2015, and December 31, 2014 was 12.94%, 13.10%, and 13.28%, respectively, while its tangible common equity to tangible assets ratio was 9.20%, 9.29%, and 9.27% at December 31, 2015, September 30, 2015, and December 31, 2014, respectively.

During the fourth quarter, the Company declared and paid cash dividends of $0.19 per common share, an increase of $0.02, or 11.8%, over the prior quarter’s dividend per common share.

On January 30, 2014, the Company’s Board of Directors authorized a share repurchase program to purchase up to $65.0 million worth of the Company’s common stock on the open market or in privately negotiated transactions. The repurchase program was authorized through December 31, 2015. On October 29, 2015, the Company’s Board of Directors authorized a new share repurchase program to purchase up to $25.0 million worth of the Company’s common stock on the open market or in privately negotiated transactions. The repurchase program is authorized through December 31, 2016. The new stock repurchase authorization was in addition to the existing stock repurchase program approved by the Board of Directors on January 30, 2014, which had approximately $2.5 million remaining for repurchase and continued to be utilized until such authorization was completed prior to the December 31, 2015 expiration date. During the fourth quarter of 2015, the Company repurchased approximately 321,500 shares, totaling approximately $8.3 million. All shares were repurchased under the program authorized on January 30, 2014 prior to repurchasing shares under the program authorized on October 29, 2015. At December 31, 2015, approximately $21.1 million remained available under the current repurchase program.

* * * * * * *

ABOUT UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union Bank & Trust, which has 124 banking offices and 201 ATMs located throughout Virginia. Non-bank affiliates of the holding company include: Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products. Effective January 1, 2016, Union Investment Services, Inc., formerly a non-bank affiliate of the holding company, became a department under the Wealth Management Division of Union Bank & Trust.

Additional information on the Company is available at http://investors.bankatunion.com.

Union Bankshares Corporation will hold a conference call on Wednesday, January 20th at 9:00 a.m. Eastern Time during which management will review earnings and performance trends. Callers wishing to participate may call toll-free by dialing (877) 668-4908. The conference ID number is 20849711.

ADOPTION OF NEW ACCOUNTING STANDARDS

The Company adopted ASU 2014-01, “Accounting for Investments in Qualified Affordable Housing Projects” as of January 1, 2015. As permitted by the guidance, the Company adopted the proportional amortization method of accounting for Qualified Affordable Housing Projects. The proportional amortization method amortizes the cost of the investment over the period in which the Company will receive tax credits and other tax benefits, and the resulting amortization is recognized as a component of income taxes attributable to continuing operations. Historically, these investments were accounted for under the equity method of accounting and the passive losses related to the investments were recognized within noninterest expense. The Company adopted this guidance in the first quarter of 2015 with retrospective application as required by the ASU. Prior period 2014 results and related metrics have been restated to conform to this presentation.

NON-GAAP MEASURES

In reporting the results of the quarter ended December 31, 2015, the Company has provided supplemental performance measures on an operating or tangible basis. Operating measures exclude acquisition costs unrelated to the Company’s normal operations. The Company believes these measures are useful to investors as they exclude non-operating adjustments resulting from acquisition activity and allow investors to see the combined economic results of the organization. Tangible common equity is used in the calculation of certain capital and per share ratios. The Company believes tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events.  Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any projected future results, performance, or achievements expressed or implied by such forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic and bank industry conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, stock and bond markets, accounting standards or interpretations of existing standards, mergers and acquisitions, technology, and consumer spending and saving habits.  More information is available on the Company’s website, http://investors.bankatunion.com. The information on the Company’s website is not a part of this press release. The Company does not intend or assume any obligation to update or revise any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(Dollars in thousands, except share data)

(FTE - "Fully Taxable Equivalent")

	Three Months Ended			Year Ended
	12/31/15	09/30/15	12/31/14	12/31/15	12/31/14
Results of Operations
Interest and dividend income	$69,317	$70,000	$68,511	$276,771	$274,945
Interest expense	6,712	6,556	5,446	24,937	19,927
Net interest income	62,605	63,444	63,065	251,834	255,018
Provision for credit losses	2,010	2,062	4,500	9,571	7,800
Net interest income after provision for credit losses	60,595	61,382	58,565	242,263	247,218
Noninterest income	17,016	16,725	14,901	65,007	61,287
Noninterest expenses	54,476	53,325	52,550	216,882	238,216
Income before income taxes	23,135	24,782	20,916	90,388	70,289
Income tax expense	5,321	6,566	5,951	23,309	18,125
Net income	$17,814	$18,216	$14,965	$67,079	$52,164
Interest earned on earning assets (FTE)	$71,655	$72,287	$70,516	$285,850	$283,072
Net interest income (FTE)	64,943	65,731	65,070	260,913	263,145
Core deposit intangible amortization	2,010	2,074	2,334	8,445	9,795
Net income - community bank segment	$17,904	$18,157	$15,854	$67,281	$55,662
Net income (loss) - mortgage segment	(90)	59	(889)	(202)	(3,498)

Key Ratios
Earnings per common share, diluted	$0.40	$0.40	$0.33	$1.49	$1.13
Return on average assets (ROA)	0.93%	0.96%	0.82%	0.90%	0.72%
Return on average equity (ROE)	7.08%	7.26%	6.05%	6.76%	5.30%
Return on average tangible common equity (ROTCE)	10.38%	10.70%	9.11%	10.00%	8.02%
Efficiency ratio (FTE)	66.47%	64.67%	65.71%	66.54%	73.43%
Efficiency ratio - community bank segment (FTE)	65.38%	63.65%	63.05%	65.37%	70.81%
Efficiency ratio - mortgage bank segment (FTE)	105.16%	94.77%	155.98%	101.79%	148.71%
Net interest margin (FTE)	3.76%	3.86%	4.01%	3.89%	4.09%
Yields on earning assets (FTE)	4.15%	4.25%	4.35%	4.26%	4.40%
Cost of interest-bearing liabilities (FTE)	0.51%	0.50%	0.43%	0.48%	0.39%
Cost of funds (FTE)	0.39%	0.39%	0.34%	0.37%	0.31%
Net interest margin, core (FTE) (1)	3.69%	3.77%	3.88%	3.79%	3.93%
Yields on earning assets (FTE), core (1)	4.08%	4.17%	4.32%	4.19%	4.39%
Cost of interest-bearing liabilities (FTE), core (1)	0.52%	0.52%	0.57%	0.53%	0.58%
Cost of funds (FTE), core (1)	0.39%	0.40%	0.44%	0.40%	0.46%

Key Operating Ratios - excluding merger costs (non-GAAP) (2)
Consolidated
Operating net income	$17,814	$18,216	$15,528	$67,079	$65,888
Operating diluted earnings per share	$0.40	$0.40	$0.34	$1.49	$1.43
Operating ROA	0.93%	0.96%	0.85%	0.90%	0.91%
Operating ROE	7.08%	7.26%	6.28%	6.76%	6.70%
Operating ROTCE	10.38%	10.70%	9.46%	10.00%	10.13%
Operating efficiency ratio (FTE)	66.47%	64.67%	64.68%	66.54%	67.15%

Community Bank Segment
Operating net income	$17,904	$18,157	$16,417	$67,281	$69,386
Operating diluted earnings per share	$0.40	$0.40	$0.36	$1.49	$1.50
Operating ROA	0.93%	0.96%	0.90%	0.90%	0.96%
Operating ROE	7.13%	7.26%	6.66%	6.80%	7.11%
Operating ROTCE	10.48%	10.71%	10.05%	10.07%	10.79%
Operating efficiency ratio (FTE)	65.38%	63.65%	61.99%	65.37%	64.33%

	Three Months Ended			Year Ended
	12/31/15	09/30/15	12/31/14	12/31/15	12/31/14

Capital Ratios
Common equity Tier 1 capital ratio (3)	10.55%	10.75%	N/A	10.55%	N/A
Tier 1 capital ratio (3)	11.94%	12.16%	12.76%	11.94%	12.76%
Total capital ratio (3)	12.46%	12.69%	13.38%	12.46%	13.38%
Leverage ratio (Tier 1 capital to average assets) (3)	10.68%	10.80%	10.62%	10.68%	10.62%
Common equity to total assets	12.94%	13.10%	13.28%	12.94%	13.28%
Tangible common equity to tangible assets	9.20%	9.29%	9.27%	9.20%	9.27%

Financial Condition
Assets	$7,693,291	$7,594,313	$7,358,643	$7,693,291	$7,358,643
Loans, net of deferred fees	5,671,462	5,543,621	5,345,996	5,671,462	5,345,996
Earning Assets	6,900,023	6,827,669	6,566,504	6,900,023	6,566,504
Goodwill	293,522	293,522	293,522	293,522	293,522
Core deposit intangibles, net	23,310	25,320	31,755	23,310	31,755
Deposits	5,963,936	5,818,853	5,638,770	5,963,936	5,638,770
Stockholders' equity	995,367	995,012	977,169	995,367	977,169
Tangible common equity (5)	678,535	676,170	651,892	678,535	651,892

Loans, net of deferred fees
Raw land and lots	$195,665	$187,182	$211,225	$195,665	$211,225
Commercial construction	484,768	429,645	341,280	484,768	341,280
Commercial real estate	2,478,691	2,449,885	2,384,602	2,478,691	2,384,602
Single family investment real estate	428,495	436,340	412,494	428,495	412,494
Commercial and industrial	468,607	444,199	393,776	468,607	393,776
Other commercial	91,892	89,344	81,106	91,892	81,106
Consumer	1,523,344	1,507,026	1,521,513	1,523,344	1,521,513
Total loans, net of deferred fees	$5,671,462	$5,543,621	$5,345,996	$5,671,462	$5,345,996

Interest-Bearing Deposits
NOW accounts	$1,521,906	$1,382,891	$1,332,029	$1,521,906	$1,332,029
Money market accounts	1,312,612	1,318,229	1,261,520	1,312,612	1,261,520
Savings accounts	572,800	569,667	548,526	572,800	548,526
Time deposits of $100,000 and over	514,286	527,642	550,842	514,286	550,842
Other time deposits	669,395	682,379	746,475	669,395	746,475
Total interest-bearing deposits	$4,590,999	$4,480,808	$4,439,392	$4,590,999	$4,439,392
Demand deposits	1,372,937	1,338,045	1,199,378	1,372,937	1,199,378
Total deposits	$5,963,936	$5,818,853	$5,638,770	$5,963,936	$5,638,770

Averages
Assets	$7,624,416	$7,521,841	$7,237,492	$7,492,895	$7,250,494
Loans, net of deferred fees	5,612,366	5,525,119	5,220,223	5,487,367	5,235,471
Loans held for sale	35,402	44,904	34,740	40,524	46,917
Securities	1,149,817	1,138,462	1,145,458	1,143,816	1,125,002
Earning assets	6,845,071	6,751,654	6,433,992	6,713,239	6,437,681
Deposits	5,905,406	5,814,146	5,660,824	5,768,213	5,675,521
Certificates of deposit	1,196,127	1,227,835	1,318,005	1,231,593	1,390,308
Interest-bearing deposits	4,536,643	4,501,411	4,437,178	4,471,870	4,511,489
Borrowings	659,567	661,517	536,639	675,819	536,061
Interest-bearing liabilities	5,196,210	5,162,928	4,973,817	5,147,689	5,047,550
Stockholders' equity	998,590	995,463	981,291	991,977	983,727
Tangible common equity (5)	680,801	675,618	651,561	671,071	650,232

	Three Months Ended			Year Ended
	12/31/15	09/30/15	12/31/14	12/31/15	12/31/14
Asset Quality
Allowance for Loan Losses (ALL)
Beginning balance	$33,269	$32,344	$32,109	$32,384	$30,135
Add: Recoveries	933	1,299	603	3,927	3,469
Less: Charge-offs	2,165	2,336	4,828	11,535	9,020
Add: Provision for loan losses	2,010	1,962	4,500	9,271	7,800
Ending balance	$34,047	$33,269	$32,384	$34,047	$32,384

ALL / total outstanding loans	0.60%	0.60%	0.61%	0.60%	0.61%
ALL / total outstanding loans, adjusted for acquisition accounting (4)	0.98%	1.01%	1.08%	0.98%	1.08%
Net charge-offs / total outstanding loans	0.09%	0.07%	0.31%	0.13%	0.10%
Provision / total outstanding loans	0.14%	0.14%	0.33%	0.16%	0.15%
Nonperforming Assets
Commercial	$7,042	$8,589	$15,719	$7,042	$15,719
Consumer	4,894	4,377	3,536	4,894	3,536
Nonaccrual loans	11,936	12,966	19,255	11,936	19,255
Other real estate owned	15,299	22,094	28,118	15,299	28,118
Total nonperforming assets (NPAs)	27,235	35,060	47,373	27,235	47,373
Commercial	1,813	3,349	3,251	1,813	3,251
Consumer	4,016	1,815	6,796	4,016	6,796
Loans ≥ 90 days and still accruing	5,829	5,164	10,047	5,829	10,047
Total NPAs and loans ≥ 90 days	$33,064	$40,224	$57,420	$33,064	$57,420
NPAs / total outstanding loans	0.48%	0.63%	0.89%	0.48%	0.89%
NPAs / total assets	0.35%	0.46%	0.64%	0.35%	0.64%
ALL / nonperforming loans	285.25%	256.59%	168.19%	285.25%	168.19%
ALL / nonperforming assets	125.01%	94.89%	68.36%	125.01%	68.36%
Past Due Detail
Commercial	$2,176	$1,870	$2,692	$2,176	$2,692
Consumer	7,157	7,400	6,038	7,157	6,038
Loans 60-89 days past due	$9,333	$9,270	$8,730	$9,333	$8,730
Commercial	$8,992	$4,189	$9,682	$8,992	$9,682
Consumer	18,795	8,917	19,615	18,795	19,615
Loans 30-59 days past due	$27,787	$13,106	$29,297	$27,787	$29,297
Commercial	$65,410	$69,676	$94,235	$65,410	$94,235
Consumer	8,327	8,930	11,553	8,327	11,553
Purchased impaired	$73,737	$78,606	$105,788	$73,737	$105,788
Troubled Debt Restructurings
Performing	$10,780	$9,468	$22,829	$10,780	$22,829
Nonperforming	1,921	2,087	3,948	1,921	3,948
Total troubled debt restructurings	$12,701	$11,555	$26,777	$12,701	$26,777

Per Share Data
Earnings per common share, basic	$0.40	$0.40	$0.33	$1.49	$1.13
Earnings per common share, diluted	0.40	0.40	0.33	1.49	1.13
Cash dividends paid per common share	0.19	0.17	0.15	0.68	0.58
Market value per share	25.24	24.00	24.08	25.24	24.08
Book value per common share	22.38	22.24	21.73	22.38	21.73
Tangible book value per common share	15.25	15.11	14.50	15.25	14.50
Price to earnings ratio, diluted	15.90	15.12	18.39	16.94	21.31
Price to book value per common share ratio	1.13	1.08	1.11	1.13	1.11
Price to tangible common share ratio	1.66	1.59	1.66	1.66	1.66
Weighted average common shares outstanding, basic	44,899,629	45,087,409	45,341,854	45,054,938	46,036,023
Weighted average common shares outstanding, diluted	44,988,577	45,171,610	45,426,861	45,138,891	46,130,895
Common shares outstanding at end of period	44,785,674	44,990,569	45,162,853	44,785,674	45,162,853

	Three Months Ended			Year Ended
	12/31/15	09/30/15	12/31/14	12/31/15	12/31/14
Alternative Performance Measures (non-GAAP)
Operating Earnings (2)
Net Income (GAAP)	$17,814	$18,216	$14,965	$67,079	$52,164
Plus: Merger and conversion related expense, after tax	-	-	563	-	13,724
Net operating earnings (non-GAAP)	$17,814	$18,216	$15,528	$67,079	$65,888

Operating earnings per share - Basic	$0.40	$0.40	$0.34	$1.49	$1.43
Operating earnings per share - Diluted	0.40	0.40	0.34	1.49	1.43
Operating ROA	0.93%	0.96%	0.85%	0.90%	0.91%
Operating ROE	7.08%	7.26%	6.28%	6.76%	6.70%
Operating ROTCE	10.38%	10.70%	9.46%	10.00%	10.13%

Community Bank Segment Operating Earnings (2)
Net Income (GAAP)	$17,904	$18,157	$15,854	$67,281	$55,662
Plus: Merger and conversion related expense, after tax	-	-	563	-	13,724
Net operating earnings (non-GAAP)	$17,904	$18,157	$16,417	$67,281	$69,386

Operating earnings per share - Basic	$0.40	$0.40	$0.36	$1.49	$1.50
Operating earnings per share - Diluted	0.40	0.40	0.36	1.49	1.50
Operating ROA	0.93%	0.96%	0.90%	0.90%	0.96%
Operating ROE	7.13%	7.26%	6.66%	6.80%	7.11%
Operating ROTCE	10.48%	10.71%	10.05%	10.07%	10.79%

Operating Efficiency Ratio FTE (2)
Net Interest Income (GAAP)	$62,605	$63,444	$63,065	$251,834	$255,018
FTE adjustment	2,338	2,287	2,005	9,079	8,127
Net Interest Income (FTE)	$64,943	$65,731	$65,070	$260,913	$263,145
Noninterest Income (GAAP)	17,016	16,725	14,901	65,007	61,287
Noninterest Expense (GAAP)	$54,476	$53,325	$52,550	$216,882	$238,216
Merger and conversion related expense	-	-	821	-	20,345
Noninterest Expense (Non-GAAP)	$54,476	$53,325	$51,729	$216,882	$217,871

Operating Efficiency Ratio FTE (non-GAAP)	66.47%	64.67%	64.68%	66.54%	67.15%

Community Bank Segment Operating Efficiency Ratio FTE (2)
Net Interest Income (GAAP)	$62,271	$63,075	$62,866	$250,510	$253,956
FTE adjustment	2,247	2,256	2,005	8,955	8,126
Net Interest Income (FTE)	$64,518	$65,331	$64,871	$259,465	$262,082
Noninterest Income (GAAP)	14,987	14,287	12,912	55,645	51,878
Noninterest Expense (GAAP)	$51,982	$50,674	$49,042	$205,993	$222,311
Merger and conversion related expense	-	-	821	-	20,345
Noninterest Expense (Non-GAAP)	$51,982	$50,674	$48,221	$205,993	$201,966

Operating Efficiency Ratio FTE (non-GAAP)	65.38%	63.65%	61.99%	65.37%	64.33%

Tangible Common Equity (5)
Ending equity	$995,367	$995,012	$977,169	$995,367	$977,169
Less: Ending goodwill	293,522	293,522	293,522	293,522	293,522
Less: Ending core deposit intangibles	23,310	25,320	31,755	23,310	31,755
Ending tangible common equity	$678,535	$676,170	$651,892	$678,535	$651,892

Average equity	$998,590	$995,463	$981,291	$991,977	$983,727
Less: Average goodwill	293,522	293,522	296,855	293,522	296,870
Less: Average core deposit intangibles	24,267	26,323	32,875	27,384	36,625
Average tangible common equity	$680,801	$675,618	$651,561	$671,071	$650,232

	Three Months Ended			Year Ended
	12/31/15	09/30/15	12/31/14	12/31/15	12/31/14
ALL to loans, adjusted for acquisition accounting (non-GAAP)(4)
Allowance for loan losses	$34,047	$33,269	$32,384	$34,047	$32,384
Remaining fair value mark on purchased performing loans	20,819	21,884	24,340	20,819	24,340
Adjusted allowance for loan losses	54,866	55,153	56,724	54,866	56,724

Loans, net of deferred fees	5,671,462	5,543,621	5,345,996	5,671,462	5,345,996
Remaining fair value mark on purchased performing loans	20,819	21,884	24,340	20,819	24,340
Less: Purchased credit impaired loans, net of fair value mark	73,737	78,606	105,788	73,737	105,788
Adjusted loans, net of deferred fees	$5,618,544	$5,486,899	$5,264,548	$5,618,544	$5,264,548

ALL / gross loans, adjusted for acquisition accounting	0.98%	1.01%	1.08%	0.98%	1.08%

Mortgage Origination Volume
Refinance Volume	$40,943	$47,788	$58,662	$197,665	$202,584
Construction Volume	12,394	21,994	25,764	74,885	133,952
Purchase Volume	59,702	78,286	70,775	267,572	340,838
Total Mortgage loan originations	$113,039	$148,068	$155,201	$540,122	$677,374
% of originations that are refinances	36.22%	32.27%	37.80%	36.60%	29.91%

Other Data
End of period full-time employees	1,422	1,418	1,471	1,422	1,471
Number of full-service branches	124	124	131	124	131
Number of full automatic transaction machines (ATMs)	201	202	201	201	201

(1) The core metrics, FTE, exclude the impact of acquisition accounting accretion and amortization adjustments in net interest income.

(2) The Company has provided supplemental performance measures which it believes may be useful to investors as they exclude non-operating adjustments resulting from acquisition activity and allow investors to see the combined economic results of the organization. These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies.

(3) Beginning January 1, 2015, the Company calculates its regulatory capital under the Basel III Standardized Approach. The Company calculated regulatory capital measures for periods prior to 2015 under previous regulatory requirements. All ratios at December 31, 2015 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.

(4) The allowance for loan losses ratio, adjusted for acquisition accounting (non-GAAP), includes an adjustment for the fair value mark on purchased performing loans. The purchased performing loans are reported net of the related fair value mark in loans, net of deferred fees, on the Company’s Consolidated Balance Sheet; therefore, the fair value mark is added back to the balance to represent the total loan portfolio. The adjusted allowance for loan losses, including the fair value mark, represents the total reserve on the Company’s loan portfolio. The PCI loans, net of the respective fair value mark, are removed from the loans, net of deferred fees, as these PCI loans are not covered by the allowance established by the Company unless changes in expected cash flows indicate that one of the PCI loan pools are impaired, at which time an allowance for PCI loans will be established. GAAP requires the acquired allowance for loan losses not be carried over in an acquisition or merger. The Company believes the presentation of the allowance for loan losses ratio, adjusted for acquisition accounting, is useful to investors because the acquired loans were purchased at a market discount with no allowance for loan losses carried over to the Company, and the fair value mark on the purchased performing loans represents the allowance associated with those purchased loans. The Company believes that this measure is a better reflection of the reserves on the Company’s loan portfolio.

(5) Tangible common equity is used in the calculation of certain capital and per share ratios. The Company believes tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	December 31,	December 31,
	2015	2014
ASSETS
Cash and cash equivalents:
Cash and due from banks	$111,323	$112,752
Interest-bearing deposits in other banks	29,670	19,345
Federal funds sold	1,667	1,163
Total cash and cash equivalents	142,660	133,260

Securities available for sale, at fair value	903,292	1,102,114
Securities held to maturity, at carrying value	205,374	-
Restricted stock, at cost	51,828	54,854

Loans held for sale	36,030	42,519

Loans held for investment, net of deferred fees and costs	5,671,462	5,345,996
Less allowance for loan losses	34,047	32,384
Net loans held for investment	5,637,415	5,313,612

Premises and equipment, net	126,028	135,247
Other real estate owned, net of valuation allowance	15,299	28,118
Core deposit intangibles, net	23,310	31,755
Goodwill	293,522	293,522
Bank owned life insurance	173,687	139,005
Other assets	84,846	84,637
Total assets	$7,693,291	$7,358,643

LIABILITIES
Noninterest-bearing demand deposits	$1,372,937	$1,199,378
Interest-bearing deposits	4,590,999	4,439,392
Total deposits	5,963,936	5,638,770

Securities sold under agreements to repurchase	84,977	44,393
Other short-term borrowings	304,000	343,000
Long-term borrowings	291,198	299,542
Other liabilities	53,813	55,769
Total liabilities	6,697,924	6,381,474

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $1.33 par value, shares authorized 100,000,000; issued and outstanding, 44,785,674 shares and 45,162,853 shares, respectively.	59,159	59,795
Additional paid-in capital	631,822	643,443
Retained earnings	298,134	261,676
Accumulated other comprehensive income	6,252	12,255
Total stockholders' equity	995,367	977,169

Total liabilities and stockholders' equity	$7,693,291	$7,358,643

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in thousands, except share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
Interest and dividend income:
Interest and fees on loans	$61,880	$62,651	$61,370	$247,587	$246,366
Interest on deposits in other banks	30	23	19	94	60
Interest and dividends on securities:
Taxable	3,985	3,954	3,834	15,606	15,226
Nontaxable	3,422	3,372	3,288	13,484	13,293
Total interest and dividend income	69,317	70,000	68,511	276,771	274,945

Interest expense:
Interest on deposits	4,348	4,204	3,201	15,553	11,034
Interest on federal funds purchased	-	1	1	6	50
Interest on short-term borrowings	211	223	143	938	516
Interest on long-term borrowings	2,153	2,128	2,101	8,440	8,327
Total interest expense	6,712	6,556	5,446	24,937	19,927

Net interest income	62,605	63,444	63,065	251,834	255,018
Provision for credit losses	2,010	2,062	4,500	9,571	7,800
Net interest income after provision for credit losses	60,595	61,382	58,565	242,263	247,218

Noninterest income:
Service charges on deposit accounts	5,104	4,965	4,440	18,904	17,721
Other service charges and fees	3,957	3,983	3,701	15,575	14,983
Fiduciary and asset management fees	2,306	2,304	2,282	9,141	9,036
Mortgage banking income, net	2,185	2,630	1,782	9,767	9,707
Gains on securities transactions, net	813	75	246	1,486	1,695
Other-than-temporary impairment losses	-	(300)	-	(300)	-
Bank owned life insurance income	1,163	1,161	1,181	4,593	4,648
Other operating income	1,488	1,907	1,269	5,841	3,497
Total noninterest income	17,016	16,725	14,901	65,007	61,287

Noninterest expenses:
Salaries and benefits	25,287	25,853	25,338	104,192	107,804
Occupancy expenses	4,832	4,915	4,952	20,053	20,136
Furniture and equipment expenses	2,856	3,015	3,317	11,674	11,872
Printing, postage, and supplies	1,154	1,191	1,242	5,124	4,924
Communications expense	1,153	1,159	1,161	4,634	4,902
Technology and data processing	3,647	3,549	3,319	13,667	12,465
Professional services	1,302	1,991	1,697	6,309	5,594
Marketing and advertising expense	1,375	1,781	1,585	7,215	6,406
FDIC assessment premiums and other insurance	1,346	1,351	1,562	5,376	6,125
Other taxes	1,553	1,569	1,432	6,227	5,784
Loan-related expenses	513	935	685	2,819	2,672
OREO and credit-related expenses	4,496	1,263	(89)	8,911	10,164
Amortization of intangible assets	2,010	2,074	2,334	8,445	9,795
Acquisition and conversion costs	-	-	821	-	20,345
Other expenses	2,952	2,679	3,194	12,236	9,228
Total noninterest expenses	54,476	53,325	52,550	216,882	238,216

Income before income taxes	23,135	24,782	20,916	90,388	70,289
Income tax expense	5,321	6,566	5,951	23,309	18,125
Net income	$17,814	$18,216	$14,965	$67,079	$52,164
Basic earnings per common share	$0.40	$0.40	$0.33	$1.49	$1.13
Diluted earnings per common share	$0.40	$0.40	$0.33	$1.49	$1.13

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

(Dollars in thousands)

	Community Bank	Mortgage	Eliminations	Consolidated
Three Months Ended December 31, 2015
Net interest income	$62,271	$334	$-	$62,605
Provision for credit losses	2,000	10	-	2,010
Net interest income after provision for credit losses	60,271	324	-	60,595
Noninterest income	14,987	2,200	(171)	17,016
Noninterest expenses	51,982	2,665	(171)	54,476
Income (loss) before income taxes	23,276	(141)	-	23,135
Income tax expense (benefit)	5,372	(51)	-	5,321
Net income (loss)	$17,904	$(90)	$-	$17,814
Plus: Merger and conversion related expense, after tax	-	-	-	-
Net operating earnings (loss) (non-GAAP)	$17,904	$(90)	$-	$17,814
Total assets	$7,690,132	$57,900	$(54,741)	$7,693,291

Three Months Ended September 30, 2015
Net interest income	$63,075	$369	$-	$63,444
Provision for credit losses	2,000	62	-	2,062
Net interest income after provision for credit losses	61,075	307	-	61,382
Noninterest income	14,287	2,608	(170)	16,725
Noninterest expenses	50,674	2,821	(170)	53,325
Income before income taxes	24,688	94	-	24,782
Income tax expense	6,531	35	-	6,566
Net income	$18,157	$59	$-	$18,216
Plus: Merger and conversion related expense, after tax	-	-	-	-
Net operating earnings (non-GAAP)	$18,157	$59	$-	$18,216
Total assets	$7,588,606	$62,127	$(56,420)	$7,594,313

Three Months Ended December 31, 2014
Net interest income	$62,866	$199	$-	$63,065
Provision for credit losses	4,500	-	-	4,500
Net interest income after provision for credit losses	58,366	199	-	58,565
Noninterest income	12,912	2,160	(171)	14,901
Noninterest expenses	49,042	3,679	(171)	52,550
Income (loss) before income taxes	22,236	(1,320)	-	20,916
Income tax expense (benefit)	6,382	(431)	-	5,951
Net income (loss)	$15,854	$(889)	$-	$14,965
Plus: Merger and conversion related expense, after tax	563	-	-	563
Net operating earnings (loss) (non-GAAP)	$16,417	$(889)	$-	$15,528
Total assets	$7,354,058	$51,485	$(46,900)	$7,358,643

	Community Bank	Mortgage	Eliminations	Consolidated
Year Ended December 31, 2015
Net interest income	$250,510	$1,324	$-	$251,834
Provision for credit losses	9,450	121	-	9,571
Net interest income after provision for credit losses	241,060	1,203	-	242,263
Noninterest income	55,645	10,044	(682)	65,007
Noninterest expenses	205,993	11,571	(682)	216,882
Income (loss) before income taxes	90,712	(324)	-	90,388
Income tax expense (benefit)	23,431	(122)	-	23,309
Net income (loss)	$67,281	$(202)	$-	$67,079
Plus: Merger and conversion related expense, after tax	-	-	-	-
Net operating earnings (loss) (non-GAAP)	$67,281	$(202)	$-	$67,079
Total assets	$7,690,132	$57,900	$(54,741)	$7,693,291

Year Ended December 31, 2014
Net interest income	$253,956	$1,062	$-	$255,018
Provision for credit losses	7,800	-	-	7,800
Net interest income after provision for credit losses	246,156	1,062	-	247,218
Noninterest income	51,878	10,091	(682)	61,287
Noninterest expenses	222,311	16,587	(682)	238,216
Income (loss) before income taxes	75,723	(5,434)	-	70,289
Income tax expense (benefit)	20,061	(1,936)	-	18,125
Net income (loss)	$55,662	$(3,498)	$-	$52,164
Plus: Merger and conversion related expense, after tax	13,724	-	-	13,724
Net operating earnings (loss) (non-GAAP)	$69,386	$(3,498)	$-	$65,888
Total assets	$7,354,058	$51,485	$(46,900)	$7,358,643

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Quarter Ended
	December 31, 2015			September 30, 2015
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$709,645	$3,985	2.23%	$710,583	$3,954	2.21%
Tax-exempt	440,172	5,264	4.74%	427,879	5,187	4.81%
Total securities	1,149,817	9,249	3.19%	1,138,462	9,141	3.19%
Loans, net (2) (3)	5,612,366	62,062	4.39%	5,525,119	62,745	4.51%
Loans held for sale	35,402	313	3.51%	44,904	378	3.34%
Federal funds sold	784	1	0.28%	807	-	0.20%
Money market investments	1	-	0.00%	1	-	0.00%
Interest-bearing deposits in other banks	46,701	30	0.25%	42,361	23	0.22%
Total earning assets	6,845,071	$71,655	4.15%	6,751,654	$72,287	4.25%
Allowance for loan losses	(33,583)			(32,857)
Total non-earning assets	812,928			803,044
Total assets	$7,624,416			$7,521,841

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Transaction and money market accounts	$2,770,386	$1,382	0.20%	$2,706,542	$1,289	0.19%
Regular savings	570,130	244	0.17%	567,034	248	0.17%
Time deposits (4)	1,196,127	2,722	0.90%	1,227,835	2,667	0.86%
Total interest-bearing deposits	4,536,643	4,348	0.38%	4,501,411	4,204	0.37%
Other borrowings (5)	659,567	2,364	1.42%	661,517	2,352	1.41%
Total interest-bearing liabilities	5,196,210	$6,712	0.51%	5,162,928	$6,556	0.50%

Noninterest-bearing liabilities:
Demand deposits	1,368,763			1,312,735
Other liabilities	60,853			50,715
Total liabilities	6,625,826			6,526,378
Stockholders' equity	998,590			995,463
Total liabilities and stockholders' equity	$7,624,416			$7,521,841

Net interest income		$64,943			$65,731

Interest rate spread (6)			3.64%			3.75%
Cost of funds			0.39%			0.39%
Net interest margin (7)			3.76%			3.86%

(1) Rates and yields are annualized and calculated from actual, not rounded, amounts in thousands, which appear above.
(2) Nonaccrual loans are included in average loans outstanding.
(3) Interest income on loans includes $1.3 million and $1.4 million for the three months ended December 31, 2015 and September 30, 2015, respectively, in accretion of the fair market value adjustments related to acquisitions.
(4) Interest expense on certificates of deposits includes $0 and $154,000 for the three months ended December 31, 2015 and September 30, 2015, respectively, in accretion of the fair market value adjustments related to acquisitions.
(5) Interest expense on borrowings includes $62,000 and $87,000 for the three months ended December 31, 2015 and September 30, 2015, respectively, in accretion of the fair market value adjustments related to acquisitions.
(6) Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(7) Core net interest margin excludes purchase accounting adjustments and was 3.69% and 3.77% for the three months ended December 31, 2015 and September 30, 2015, respectively.